UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): April 5, 2022

Novo Integrated Sciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40089	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 100, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.001 par value	NVOS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on March 23, 2022 with the Securities and Exchange Commission by Novo Integrated Sciences, Inc. (the “Company”), on March 17, 2022, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, Clinical Consultants International LLC (“CCI”), each of the members of CCI as set forth on the signature pages thereto (the “Members”), and Dr. Joseph Chalil as the representative of the Members (the “Members’ Representative”). Pursuant to the terms of the Purchase Agreement, the parties thereto agreed to enter into a business combination transaction (the “Business Combination”), pursuant to which, among other things, the Members would sell and assign to the Company all of their membership interests of CCI, in exchange for a total of 800,000 restricted shares of the Company’s common stock (the “Exchange Shares”). The Exchange Shares would be apportioned among the Members pro rata based on their respective membership interest ownership percentage of CCI. Following the closing of the Business Combination (the “Closing”), the Company would own 100% of the issued and outstanding membership interests of CCI, and the Members or their designees will collectively own 800,000 restricted shares of the Company’s common stock.

On April 5, 2022, the Business Combination closed. As a result, immediately after the Closing on April 5, 2022, the Company owned 100% of the issued and outstanding membership interests of CCI.

In connection with the Closing and pursuant to the terms of the Purchase Agreement, the Company named Dr. Chalil as the Company’s Chief Medical Officer, and the President of Novomerica Healthcare Group, Inc., a wholly owned subsidiary of the Company formed for expansion of certain medically related business in the U.S. (“NHG”). Pursuant to the terms of the Purchase Agreement, the Company expects to appoint Dr. Chalil as a member of the Company’s Board of Directors in the near future.

Dr. Chalil has served as Chairman of the Company’s Medical Advisory Board since April 2021. Dr. Chalil is an author of several scientific and research papers in international publications. He is also the Chairman of the Complex Health Systems Advisory Board, H. Wayne Huizenga College of Business and Entrepreneurship at Nova Southeastern University in Florida, and a member of Dr. Kiran C. Patel College of Allopathic Medicine Executive Leadership Council. A veteran of the U.S. Navy Medical Corps, he is board certified in healthcare management. He has been awarded a Fellowship by the American College of Healthcare Executives, an international professional society of more than 40,000 healthcare executives who lead hospitals, healthcare systems and other healthcare organizations. Dr. Chalil has held roles of increasing responsibility at DBV Technologies, Boehringer Ingelheim, Abbott Laboratories, and Hoffmann-La Roche.

Additionally, Dr. Chalil is the former Chairman of the Indo-American Press Club. He is an expert in U.S. healthcare policy and a strong advocate for patient-centered care. A strong proponent of providing healthcare access to everyone, Dr. Chalil’s new book, Beyond the COVID-19 Pandemic: Envisioning a Better World by Transforming the Future of Healthcare, is on Amazon’s Best Sellers List.

Also on April 5, 2022, in connection with Dr. Chalil’s appointment as the Company’s Chief Medical Officer and NHG’s President, the Company entered into an executive agreement (the “Chalil Agreement”) with Dr. Chalil. Pursuant to the terms of the Chalil Agreement, the Company agreed to pay Dr. Chalil an annual base salary of $400,000. In addition, the Company agreed to pay Dr. Chalil an amount equal to 10% of the net income of CCI in excess of $450,000 for each calendar year during the term of the Chalil Agreement (the “Revenue Share Payment”).

Dr. Chalil will also receive bonuses based on increases in the Company’s market cap valuation (“MCV”) from the date of the Chalil Agreement, with the following milestone bonus parameters:

(a)	For each and every $50 million Company MCV increase sustained for a period of not less than 30 days (the “50M Bonus Event”), Dr. Chalil will receive $250,000, or 0.5% of $50 million, in Company common stock. For the sake of clarity, Dr. Chalil will only be issued compensation based on $50 million MCV increments; there will be no compensation issued for anything above $50 million until the subsequent $50 million MCV milestone is achieved. This bonus will be capped at a Company MCV of $1 billion. The 50M Bonus Event stock will be issued as (i) 50% restricted shares within 30 days of the respective 50M Bonus Event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until the requisition date as provided in writing, by Dr. Chalil, to the Company, and (ii) 50% registered shares from the Company’s current active incentive plan within 30 days of the respective 50M Bonus Event.

(b)	Upon the Company sustaining a MCV of $2 billion for no less than 30 days (the “2B Bonus Event”), Dr. Chalil will receive $20 million, or 1% of $1 billion, in restricted shares of Company common stock. The 2B Bonus Event stock will be issued within 30 days of the 2B Bonus Event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until Dr. Chalil provides the Company with written instructions requesting the specific stock issuance date.

(c)	For each additional $1 billion MCV, beyond the 2B Bonus Event and commencing when the Company MCV reaches $3 billion sustained for no less than 30 days, Dr. Chalil will receive $10 million, or 1% of $1 billion, in restricted shares of the Company’s common stock. Dr. Chalil may choose to have this stock issued within 30 days of each additional $1 billion MCV event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until Dr. Chalil provides the Company with written instructions requesting the specific stock issuance date.

The Company may also issue to Dr. Chalil equity awards as determined by the Board of Directors.

The term of the Chalil Agreement ends on the earlier of (i) April 5, 2025, and (ii) the time of the termination of Dr. Chalil’s employment pursuant to the terms of the Chalil Agreement. The term of the Chalil Agreement will be automatically extended for one or more additional terms of one year each unless either party provided notice to the other party of their desire to not renew at least 30 days prior to expiration of the then-current term.

The Company may terminate the Chalil Agreement at any time for Cause (as defined in the Chalil Agreement) or without Cause, and Dr. Chalil may terminate the Chalil Agreement at any time with or without Good Reason (as defined in the Chalil Agreement. If the Company terminates the Chalil Agreement without Cause or Dr. Chalil terminates the Chalil Agreement with Good Reason, (i) the Company will pay to Dr. Chalil any base salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses incurred by Dr. Chalil in each case through the termination date; (ii) the Company will pay to Dr. Chalil, in one lump sum, an amount equal to the greater of (1) the base salary that would have been paid to Dr. Chalil for the remainder of the then-current term, and (2) the total base salary that would have been paid to Dr. Chalil for a one year period based on the base salary as of the date of termination, and the Revenue Share Payment for the calendar year in which such termination occurs; and (iii) any equity grant already made to Dr. Chalil will, to the extent not already vested, be deemed automatically vested.

The foregoing description of the Chalil Agreement is not complete and is qualified in its entirety by reference to the text of the Chalil Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On April 7, 2022, the Company issued a press release announcing the Closing of the Business Combination and the appointment of Dr. Chalil as the Company’s Chief Medical Officer and President of NHG. The press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01. Other Events.

On April 5, 2022, the Business Combination closed. As a result, immediately after the Closing on April 5, 2022, the Company owned 100% of the issued and outstanding membership interests of CCI.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated as of April 5, 2022 by and between the registrant and Dr. Joseph Mathew Chalil.
99.1	Press release issued by the registrant on April 7, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: April 7, 2022	By:	/s/ Robert Mattacchione
Robert Mattacchione
Chief Executive Officer